Exhibit 99.1

Frontdoor Announces Full-Year 2019 Revenue Increase of 8 Percent to $1.36 Billion;

Net Income Improved 23 Percent to $153 Million

MEMPHIS, TENN. — February 26, 2020 — Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home service plans, today announced fourth-quarter and full-year 2019 results.

Financial Results
	Three Months Ended			Year Ended
	December 31,			December 31,
$ millions (except as noted)	2019	2018	Change	2019	2018	Change
Revenue	$300	$279	7%	$1,365	$1,258	8%
Gross Profit	139	125	11%	678	572	18%
Net Income	19	17	11%	153	125	23%
Diluted Earnings per Share	0.22	0.20	10%	1.80	1.47	22%
Adjusted Net Income(1)	21	19	11%	162	150	8%
Adjusted Diluted Earnings per Share(1)	0.25	0.23	10%	1.90	1.77	7%
Adjusted EBITDA(1)	48	47	3%	303	238	27%
Home Service Plans (number in millions)				2.2	2.1	3%

Fourth-Quarter 2019 Summary

•	Revenue increased seven percent to $300 million

•	Gross profit margin increased 170 basis points to 46 percent

•	Net income increased 11 percent to $19 million

•	Adjusted EBITDA increased three percent to $48 million

•	Successfully launched Candu offering and completed Streem acquisition

Full-Year 2019 Summary

•	Revenue increased eight percent to $1.36 billion

•	Gross profit margin increased 420 basis points to 50 percent

•	Net income increased 23 percent to $153 million

•	Adjusted EBITDA increased $65 million to $303 million; Adjusted EBITDA Margin(1) improved 325 basis points to 22 percent

•	Net Cash Provided from Operating Activities was $200 million; Free Cash Flow(1) improved 10 percent to $178 million

Full-Year 2020 Outlook

•	Revenue of $1.47 billion to $1.49 billion

•	Adjusted EBITDA(2) of $300 million to $320 million

“Last year was a foundational period for our company as we successfully improved business processes, launched Candu, our on-demand offering, and completed the acquisition of Streem,” said Chief Executive Officer Rex Tibbens. “In 2020, we will focus on driving top-line growth and providing new solutions to our customers, which will further strengthen our platform and provide long-term value for our stakeholders.”

“Our financial performance dramatically improved in 2019,” said Chief Financial Officer Brian Turcotte. “We increased Adjusted EBITDA by nearly 30 percent and generated $200 million in cash from operations. Our 2020 outlook reflects our commitment to grow the business, diversify our revenue streams and drive further process improvements.”

Fourth-Quarter 2019 Results

Revenue by Major Customer Acquisition Channel
	Three Months Ended
	December 31,
$ millions	2019	2018	Change
Renewals	$204	$187	10%
Real estate (First-Year)	56	57	—%
Direct-to-consumer (First-Year)	36	34	5%
Other	3	1	*

Total	$300	$279	7%

*	not meaningful

Fourth-quarter 2019 revenue increased seven percent over the prior year period. Renewal revenue increased 10 percent, primarily driven by growth in the number of home service plans and improved price realization. First-year real estate revenue was relatively flat with the prior year as improved price realization was offset by a decline in new unit sales. First-year direct-to-consumer revenue increased five percent, primarily due to growth in new sales that was mostly driven by increased investments in marketing.

Fourth-quarter 2019 net income was $19 million, or diluted earnings per share of $0.22, versus $17 million in fourth-quarter 2018, or diluted earnings per share of $0.20. Fourth-quarter 2019 net income included a $16 million favorable impact from higher revenue conversion(3) that was mostly offset by a $15 million increase in selling and administrative expenses.

Period-over-Period Adjusted EBITDA Bridge
$ millions
Three Months Ended December 31, 2018	$47
Impact of change in revenue	16
Contract claims costs	(1)
Sales, marketing and customer service costs	(6)
General and administrative costs	(7)

Three Months Ended December 31, 2019	$48

Fourth-quarter 2019 Adjusted EBITDA of $48 million was three percent higher than the prior year period, primarily due to $16 million of higher revenue conversion(3), partially offset by:

•	$1 million of higher contract claims costs, consisting of:

•	$3 million in process improvements and cost reduction initiatives,

•	$3 million net favorable impact of adjustments related to contract claims cost development, and

•	$2 million in lower claims incidence driven by seasonally mild weather, more than offset by

•	$9 million in higher inflation and tariff costs;

•	$6 million of increased sales, marketing and customer service costs, primarily investments in the direct-to-consumer channel; and

•	$7 million of increased general and administrative costs, primarily higher personnel costs.

Full-Year 2019 Results

Revenue by Major Customer Acquisition Channel
	Year Ended
	December 31,
$ millions	2019	2018	Change
Renewals	$926	$835	11%
Real estate (First-Year)	263	262	—%
Direct-to-consumer (First-Year)	167	156	7%
Other	8	6	*

Total	$1,365	$1,258	8%

*	not meaningful

Full-year 2019 revenue increased eight percent over the prior year period. Renewal revenue increased 11 percent, primarily driven by growth in the number of home service plans and improved price realization. First-year real estate revenue was relatively flat with the prior year as improved price realization was offset by a decline in new unit sales. First-year direct-to-consumer revenue increased seven percent, primarily due to growth in new sales that was mostly driven by increased investments in marketing.

Full-year 2019 net income was $153 million, or diluted earnings per share of $1.80, versus $125 million, or diluted earnings per share of $1.47 in 2018. Full-year 2019 net income included a $74 million favorable impact from higher revenue conversion(3), a $37 million decrease in contract claims costs and $22 million in lower Spin-off charges. These benefits were partially offset by a $54 million increase in selling and administrative expenses, and a $39 million increase in interest expense related to the debt offering completed in August 2018 in conjunction with the Spin-off.

Period-over-Period Adjusted EBITDA Bridge
$ millions
Year Ended December 31, 2018	$238
Impact of change in revenue	74
Contract claims costs	37
Sales, marketing and customer service costs	(19)
Spin-off dis-synergies	(4)
General and administrative costs	(25)

Year Ended December 31, 2019	$303

Full-year 2019 Adjusted EBITDA of $303 million was 27 percent higher than the prior year period, primarily due to the following items:

•	$74 million of higher revenue conversion(3), including the net contribution from new customers and higher pricing;

•	$37 million of lower contract claims costs, consisting of:

•	$30 million from process improvements and cost reduction initiatives,

•	$22 million favorable impact from seasonally mild weather on claims incidence, and

•	$10 million net favorable impact of adjustments related to contract claims cost development, partially offset by

•	$25 million in higher inflation and tariff costs;

•	$19 million of increased sales, marketing and customer service costs, primarily in the direct-to-consumer channel;

•	$4 million in higher spin-off dis-synergies, primarily related to the separation of technology systems; and

•

$25 million of increased general and administrative costs, including higher personnel costs of $10 million, insurance-related costs of $7 million, incentive compensation expense of $5 million, and a $3 million increase in other general and administrative costs, primarily consisting of professional fees.

Cash Flow

	Year Ended December 31,
$ millions	2019	2018
Net cash provided from (used for):
Operating Activities	$200	$189
Investing Activities	(61)	(10)
Financing Activities	(7)	(165)

Cash increase during the period	$132	$14

For the twelve months ended December 31, 2019, net cash provided from operating activities was $200 million, an increase of $11 million from the twelve months ended December 31, 2018. Working capital was an $11 million source of cash for the twelve months ended December 31, 2019 compared to a $32 million source of cash for the prior year period.

Net cash used for investing activities was $61 million for the twelve months ended December 31, 2019 compared to $10 million for the prior year period. The change in investing activities was primarily due to the acquisition of Streem in the fourth quarter of 2019, as well as a reduction in cash flows from marketable securities transactions.

Net cash used for financing activities was $7 million for the twelve months ended December 31, 2019 and was primarily related to debt payments. This compares to $165 million for the twelve months ended December 31, 2018, which was primarily related to net cash transfers to our former parent that occurred prior to the Spin-off.

Free Cash Flow(1) was $178 million for the twelve months ended December 31, 2019 compared to $163 million for the prior year period. The increase of $16 million includes higher Adjusted EBITDA and lower payments for Spin-off charges, partially offset by higher cash payments for interest and taxes.

Cash and marketable securities totaled $434 million as of December 31, 2019, a $129 million increase from December 31, 2018.

Total restricted net assets decreased to $168 million at December 31, 2019 from $202 million at September 30, 2019.

Full-Year 2020 Outlook

•	Revenue is anticipated to range from $1.47 billion to $1.49 billion;

•	Gross profit margin is anticipated to range from 49 to 50 percent;

•	Adjusted EBITDA(2) is anticipated to range from $300 million to $320 million;

•	Capital expenditures are anticipated to range from $30 million to $40 million; and

•	Annual Effective Tax Rate is anticipated to be approximately 25 percent.

Additionally, first-quarter 2020 Adjusted EBITDA(2) is anticipated to range from $40 million to $45 million.

Fourth-Quarter and Full-Year 2019 Earnings Conference Call

Frontdoor has scheduled a conference call today, February 26, 2020, at 8:00 a.m. Central time (9:00 a.m. Eastern time). During the call, Rex Tibbens, Chief Executive Officer, and Brian Turcotte, Chief Financial Officer, will discuss the company’s operational performance and financial results for fourth-quarter and full-year 2019. They will also discuss the full-year 2020 outlook and respond to questions from the investment community. To participate on the conference call, interested parties should call 877-407-8291 (or international participants, 201-689-8345). Additionally, the conference call will be available via webcast which will include a slide presentation highlighting the company’s results. To participate via webcast and view the slide presentation, visit Frontdoor’s investor relations home page. The call will be available for replay for approximately 60 days. To access the replay of this call, please call 877-660-6853 and enter conference ID 13698519 (international participants: 201-612-7415, conference ID 13698519).

About Frontdoor

Frontdoor is a company that’s obsessed with taking the hassle out of owning a home. With services powered by people and enabled by technology, it is the parent company of four home service plan brands: American Home Shield, HSA, Landmark and OneGuard, as well as Candu Home Solutions, an on-demand membership service for home repairs and maintenance, and Streem, a technology company that enables businesses to serve customers through an enhanced augmented reality, computer vision and machine learning platform. Frontdoor serves 2.2 million customers across the U.S. through a network of approximately 17,000 pre-qualified contractor firms that employ approximately 60,000 technicians. The company’s customizable home service plans help customers protect and maintain their homes from costly and unexpected breakdowns of essential home systems and appliances. With nearly 50 years of experience, the company responds to over four million service requests annually. For details, visit frontdoorhome.com.

References in this news release to “ServiceMaster” refer to ServiceMaster Global Holdings, Inc. and its consolidated subsidiaries. References to the “Spin-off” refer to the spin-off by ServiceMaster of the ownership and operations of its businesses operated under the American Home Shield, HSA, OneGuard and Landmark brand names into Frontdoor, which was completed on October 1, 2018 and resulted in Frontdoor operating as an independent, publicly traded company trading on Nasdaq under the symbol “FTDR”.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, projected future performance and any statements about Frontdoor’s plans, strategies and prospects. Forward-looking statements can be identified by the use of forward-looking terms such as “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project,” “will,” “shall,” “would,” “aim,” or other comparable terms. These forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Such risks and uncertainties include, but are not limited to: weather conditions and seasonality; weakening general economic conditions; lawsuits, enforcement actions and other claims by third parties or governmental authorities; the effects of our substantial indebtedness; the success of our business strategies; and failure to achieve some or all of the expected benefits of the Spin-off. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this news release. For a discussion of other important factors that could cause Frontdoor’s results to differ materially from those expressed in, or implied by, the forward-looking statements included in this document, you should refer to the risks and uncertainties detailed from time to time in Frontdoor’s periodic reports filed with the SEC as well as the disclosure contained in Item 1A. Risk Factors in our 2018 Annual Report on Form 10-K filed with the SEC. Except as required by law, Frontdoor does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review Frontdoor’s filings with the Securities and Exchange Commission, which are available from the SEC’s EDGAR database at sec.gov, and via Frontdoor’s website at frontdoorhome.com.

Spin-off Impact to Financials

The accompanying consolidated and combined financial statements for periods prior to the Spin-off include all revenues, costs, assets and liabilities directly attributable to us. ServiceMaster’s debt and corresponding interest expense were not allocated to us for periods prior to the Spin-off since we were not the legal obligor of the debt. The accompanying consolidated and combined financial statements include expense allocations for certain corporate functions historically provided by ServiceMaster. These allocations may not be indicative of the level of expense which would have been incurred had the company operated as a separate entity prior to the Spin-off, nor are these costs necessarily indicative of costs we may incur in the future.

Non-GAAP Financial Measures

To supplement Frontdoor’s results presented in accordance with accounting principles generally accepted in the United States (“GAAP”), Frontdoor has disclosed the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Net Income, and Adjusted Diluted Earnings per Share.

We define “Adjusted EBITDA” as net income before: provision for income taxes; interest expense; interest income from affiliate; depreciation and amortization expense; non-cash stock-based compensation expense; restructuring charges; Spin-off charges; secondary offering costs; affiliate royalty expense; (gain) loss on insured home service plan claims; and other non-operating expenses. We believe Adjusted EBITDA is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives, Spin-off charges, arrangements with affiliates and equity-based, long-term incentive plans.

We define “Adjusted EBITDA Margin” as Adjusted EBITDA divided by revenue. We believe Adjusted EBITDA Margin is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives, Spin-off charges, arrangements with affiliates and equity-based, long-term incentive plans.

We define “Free Cash Flow” as net cash provided from operating activities less property additions. Free Cash Flow is not a measurement of our financial performance or liquidity under GAAP and does not purport to be an alternative to net cash provided from operating activities or any other performance or liquidity measures derived in accordance with GAAP. Free Cash Flow is useful as a supplemental measure of our liquidity. Management uses Free Cash Flow to facilitate company-to-company cash flow comparisons, which may vary from company to company for reasons unrelated to operating performance.

We define “Adjusted Net Income” as net income before: amortization expense; restructuring charges; Spin-off charges; secondary offering costs; affiliate royalty expense; interest income from affiliate; (gain) loss on insured home service plan claims; other non-operating expenses; and the tax impact of the aforementioned adjustments. We believe Adjusted Net Income is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by items listed in this definition.

We define “Adjusted Diluted Earnings per Share” as Adjusted Net Income divided by the weighted-average diluted common shares outstanding.

See the schedules attached hereto for additional information and reconciliations of such non-GAAP financial measures. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of Frontdoor’s business performance and are useful for period-over-period comparisons of the performance of Frontdoor’s business. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies.

For further information, contact:

Investor Relations:

Matt Davis

901.701.5199

ir@frontdoorhome.com

Media:

Nicole Ritchie

901.701.5198

nicole.ritchie@frontdoorhome.com

(1)

See “Reconciliations of Non-GAAP Financial Measures” accompanying this release for a reconciliation of Adjusted Net Income, Adjusted Diluted Earnings per Share, Adjusted EBITDA, Adjusted EBITDA Margin, and Free Cash Flow, each a non-GAAP measure, to the nearest GAAP measure. See “Non-GAAP Financial Measures” included in this release for descriptions of calculations of these measures.

(2)

A reconciliation of the forward-looking first-quarter and full-year 2020 Adjusted EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

(3)	Revenue conversion is calculated using the estimated gross margin impact of new home service plan revenue along with the impact of price changes.

frontdoor, inc.

Consolidated and Combined Statements of Operations and Comprehensive Income (Unaudited)

($ millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue	$300	$279	$1,365	$1,258
Cost of services rendered	161	155	687	686

Gross Profit	139	125	678	572
Selling and administrative expenses	95	80	392	338
Depreciation and amortization expense	6	6	24	21
Restructuring charges	1	—	1	3
Spin-off charges	—	1	1	24
Affiliate royalty expense	—	—	—	1
Interest expense	15	15	62	23
Interest income from affiliate	—	—	—	(2)
Interest and net investment income	(2)	(1)	(6)	(2)

Income before Income Taxes	23	23	204	166
Provision for income taxes	5	6	51	42

Net Income	$19	$17	$153	$125

Other Comprehensive Income (Loss), Net of Income Taxes:
Net unrealized gain/(loss) on derivative instruments	4	(9)	(12)	(9)

Total Comprehensive Income	$23	$8	$141	$116

Earnings per Share:
Basic	$0.22	$0.20	$1.81	$1.47

Diluted	$0.22	$0.20	$1.80	$1.47

Weighted-average Common Shares Outstanding:
Basic	84.8	84.5	84.7	84.5
Diluted	85.1	84.7	84.9	84.7

frontdoor, inc.

Consolidated Statements of Financial Position (Unaudited)

($ millions)

	As of
	December 31,
	2019	2018
Assets:
Current Assets:
Cash and cash equivalents	$428	$296
Marketable securities	7	9
Receivables, less allowance of $2	11	12
Prepaid expenses and other assets	16	13

Total Current Assets	461	330

Other Assets:
Property and equipment, net	51	47
Goodwill	501	476
Intangible assets, net	191	158
Operating lease right-of-use assets	17	—
Deferred customer acquisition costs	18	21
Other assets	11	10

Total Assets	$1,250	$1,041

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$48	$41
Accrued liabilities:
Payroll and related expenses	17	10
Home service plan claims	66	67
Interest payable	9	9
Other	29	26
Deferred revenue	188	185
Current portion of long-term debt	7	7

Total Current Liabilities	364	345

Long-Term Debt	973	977
Other Long-Term Liabilities:
Deferred taxes	45	39
Operating lease liabilities	20	—
Other long-term obligations	27	24

Total Other Long-Term Liabilities	92	63

Commitments and Contingencies
Shareholders’ Equity:
Common stock, $.01 par value; 2,000,000,000 shares authorized; 85,309,260 shares issued and outstanding at December 31, 2019 and 84,545,152 shares issued and outstanding at December 31, 2018	1	1
Additional paid-in capital	29	1
Accumulated deficit	(188)	(336)
Accumulated other comprehensive loss	(21)	(9)

Total Deficit	(179)	(344)

Total Liabilities and Shareholders’ Equity	$1,250	$1,041

frontdoor, inc.

Consolidated and Combined Statements of Cash Flows (Unaudited)

($ millions)

	Year Ended
	December 31,
	2019	2018
Cash and Cash Equivalents at Beginning of Period	$296	$282
Cash Flows from Operating Activities:
Net Income	153	125
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization expense	24	21
Deferred income tax provision	(1)	7
Stock-based compensation expense	9	4
Restructuring charges	1	3
Payments for restructuring charges	(1)	(5)
Spin-off charges	1	24
Payments for spin-off charges	(1)	(23)
Other	4	1
Change in working capital, net of acquisitions:
Receivables	1	4
Prepaid expenses and other current assets	2	(1)
Accounts payable	7	8
Deferred revenue	3	1
Accrued liabilities	(1)	7
Accrued interest payable	—	9
Current income taxes	(1)	4

Net Cash Provided from Operating Activities	200	189

Cash Flows from Investing Activities
Purchases of property and equipment	(22)	(27)
Business acquisitions, net of cash acquired	(38)	—
Purchases of available-for-sale securities	(7)	(15)
Sales and maturities of available-for-sale securities	9	32
Other investing activities	(4)	—

Net Cash Used for Investing Activities	(61)	(10)

Cash Flows from Financing Activities
Payments of debt and finance lease obligations	(7)	(10)
Net transfers to Parent	—	(137)
Discount paid on issuance of debt	—	(2)
Debt issuance costs paid	—	(16)

Net Cash Used for Financing Activities	(7)	(165)

Cash Increase During the Period	132	14

Cash and Cash Equivalents at End of Period	$428	$296

Reconciliations of Non-GAAP Financial Measures

The following table presents reconciliations of net income to Adjusted Net Income.

	Three Months Ended		Year Ended
	December 31,		December 31,
($ millions except per share amounts)	2019	2018	2019	2018
Net Income	$19	$17	$153	$125
Amortization expense	1	2	6	8
Restructuring charges	1	—	1	3
Spin-off charges	—	1	1	24
Affiliate royalty expense	—	—	—	1
Interest income from affiliate	—	—	—	(2)
Gain on insured home service plan claims	—	—	—	(2)
Secondary offering costs	—	—	2	—
Other	1	—	—	—
Tax impact of adjustments	—	(1)	(2)	(7)

Adjusted Net Income	$21	$19	$162	$150

Adjusted Earnings per Share:
Basic	$0.25	$0.23	$1.91	$1.78
Diluted	$0.25	$0.23	$1.90	$1.77
Weighted-average common shares outstanding:
Basic	84.8	84.5	84.7	84.5
Diluted	85.1	84.7	84.9	84.7

The following table presents reconciliations of net cash provided from operating activities to Free Cash Flow.

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2019	2018	2019	2018
Net Cash Provided from Operating Activities	$47	$63	$200	$189
Property Additions	(7)	(5)	(22)	(27)

Free Cash Flow	$40	$58	$178	$163

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2019	2018	2019	2018
Net Income	$19	$17	$153	$125
Depreciation and amortization expense	6	6	24	21
Restructuring charges	1	—	1	3
Spin-off charges	—	1	1	24
Provision for income taxes	5	6	51	42
Non-cash stock-based compensation expense	2	1	9	4
Affiliate royalty expense	—	—	—	1
Interest expense	15	15	62	23
Interest income from affiliate	—	—	—	(2)
Secondary offering costs	—	—	2	—
Gain on insured home service plan claims	—	—	—	(2)
Other	1	—	—	—

Adjusted EBITDA	$48	$47	$303	$238

Revenue	$300	$279	$1,365	$1,258
Net Income Margin	6%	6%	11%	10%
Adjusted EBITDA Margin	16%	17%	22%	19%

Key Business Metrics

	As of December 31,
	2019	2018
Growth in number of home service plans	3%	6%
Customer retention rate	75%	75%